Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. Alexander’s Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-207780 and 333-233196) on Form S-8 of J. Alexander’s Holdings, Inc. of our report dated March 18, 2021, with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and subsidiaries as of January 3, 2021 and December 29, 2019, the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2021, and the related notes (collectively, the consolidated financial statements), which report appears in the January 3, 2021 annual report on Form 10-K of J. Alexander’s Holdings, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of December 31, 2018 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Nashville, Tennessee

March 18, 2021